As filed with the Securities and Exchange Commission on September 29, 2004
                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             POWER TECHNOLOGY, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

           NEVADA                                         88-0395816
-------------------------------            ------------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)


              1770 St. James Place, Suite 115, Houston, Texas 77056
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

                 2004-B STOCK OPTION, SAR, AND STOCK BONUS PLAN
--------------------------------------------------------------------------------
                            (Full title of the Plan)

                          Bernard J. Walter, President
                             POWER TECHNOLOGY, INC.
              1770 St. James Place, Suite 115, Houston, Texas 77056
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                  713.621.4310
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                          STEPHEN A. ZRENDA, JR., ESQ.
                          STEPHEN A. ZRENDA, JR., P.C.
                               100 NORTH BROADWAY
                                   SUITE 2440
                          OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-2111
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

Title of Each Class                           Proposed Maximum      Proposed Maximum
of Securities to        Amount to be          Offering Price        Aggregate Offering        Amount of
be Registered           Registered(1)         per Share(2)          Price                     Registration Fee
--------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value         20,000,000 shares     $0.03                 $600,000                  $76.02

(1) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.

                                EXPLANATORY NOTE

      A re-offer Prospectus will be filed as an amendment to this registration statement and will be prepared in accordance with the requirements Part I of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance with Section C of the General Instructions to Form S-8. The re-offer Prospectus may be used for re-offerings and re-sales of Common Stock acquired by the selling stockholders to be listed in the re-offer Prospectus. These selling stockholders would be affiliates of Power Technology, Inc., as defined in Section 501(b) of Regulation D promulgated under the Securities Act of 1933, as amended.

      As a result, this Prospectus herein may not be used for re-offers or resales of Common Stock acquired by "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933, as amended (the "Act"). Under existing laws and regulations, any such re-offers or re-sales by affiliates must be made: (a) pursuant to Rule 144 under the Act; (b) pursuant to another exemption from the registration requirements of the Act; or (c) by a separate registration of such shares that has been declared effective by the Securities and Exchange Commission under the Act.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

      GENERAL. The Board of Directors adopted the 2004-B Stock Option, SAR, and Stock Bonus Plan (the "Plan") which authorized the Company through the Committee that administers the Plan (the "Committee") to grant qualified and non-qualified stock options with or without stock appreciation rights and to grant stock bonuses to employees, non-emloyee directors, and consultants (the "Participants") of the Company. There are 20,000,000 shares of Common Stock of the Company available for grant to Participants designated by the Committee under the Plan. A description of the Plan appears below.

      DESCRIPTION OF THE PLAN. The Board of Directors determined to adopt the Plan to retain and compensate key employees, non-employee directors and to provide additional incentive for consultants. The Plan permits the Committee the right to grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options ("Stock Options") with or without stock appreciation rights ("SAR's"). The Board believes that the best interest of the Company will be served by the availability of both Stock Options and SAR's.

      THE COMMITTEE. The Plan provides for the granting by the Committee of Options (with or without SAR's) and SAR's to employees, non-emloyee directors, and consultants of the Company. The shares subject to the Plan will be registered at the Company's expense pursuant to the Securities Act of 1933, as amended (the "Act"), and applicable state securities acts, or will be issued by the Company pursuant to exemptions from the registration requirements of the Act and applicable state securities acts. The Plan is administered by the Committee composed of at least one member of the Board of Directors. The Committee administers and interprets the Plan and has authority to grant Options and SAR's to all eligible persons and determines at the time the Option is granted the number of shares granted under and the type of each Option, the purchase price, the option period and whether SAR's granted thereunder or at the time of exercise of the Option. Mr. Bernard J. Walter and Mr. Hugo Pomrehn have been appointed as the members of the Committee.

      STOCK OPTIONS. The Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees of the Company and non-qualified Stock Options which may be with or without SAR's to employees, non-employee directors, and consultants of the Company at any time on or after August 1, 2004, for the purchase of shares of the Company's Common Stock from the 20,000,000 shares which have been set aside for such purpose. The Committee may grant Stock Options with or without SAR's for such number of shares to eligible Participants as the Committee from time to time shall determine and designate. Shares involved in the unexercised portion of any terminated or expired Option may again be subjected to Options, provided that to the extent any Option in whole or in part is surrendered as the result of the exercise of a SAR, the shares subject to the surrendered portion of the Option will no longer be available for use under the Plan.

      The Committee is vested with discretion in determining the terms, restrictions and conditions of each Option. The option price of the Common Stock to be issued under the Plan will be determined by the Committee.

      Options granted under the Plan are exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option. Upon the exercise of a Stock Option, the option price must be paid in full, in cash or in Common Stock of the Company or a combination of cash and Common Stock of the Company.

      Stock Options granted under the Plan may contain such waiting periods, exercise dates, and restrictions on exercise as may be determined by the Committee. In the event of termination of employment of a Participant other than by reason of death, disability or retirement, the right of the Participant to exercise any Option shall terminate unless exercised within a period of three months from the date on which the employee ceased to be so employed. In the event of termination of employment of a Participant by reason of disability or retirement, the right of the Participant to exercise any Option that he or she was entitled to exercise upon termination of employment, shall terminate one year after the date of such termination of employment. In the event of the death of a Participant while employed by the Company to the extent the right to exercise the Option was accrued as of the date of such termination of employment and had not expired during such additional period, the right of the Participant's beneficiary to exercise the Option shall terminate one year after the date of the Participant's death. To the extent the right to exercise an Option, or any portion thereof, has not accrued as of the date of termination of employment, such right shall expire at the date of such termination of employment. Options are not transferable except by will or by the laws of descent and distribution.

      STOCK APPRECIATION RIGHTS. Rights under an SAR may not be exercised until six months after the date of the grant and shall terminate at such time as the Committee determines and shall be exercised only upon surrender of the related Stock Option and only to the extent that the related Stock Option (or the portion thereof as to which the SAR is exercisable) is exercised. SARS are exercisable only by Participants while actively employed by the Company or a subsidiary except in the case of death or disability. SARs may be exercised only by the Participant while actively employed or engaged by the Company or a subsidiary except that (i) any SARs previously granted to a Participant which are otherwise exercisable may be exercised, with the approval of the Committee, by the personal representative of a deceased Participant, even if such death should occur within six months of the date of grant (but not beyond the expiration date of such SAR), and (ii) if a Participant terminates his position with the Company or a subsidiary, as the case may be, on account of incurring Disability, such Participant may exercise any SARs which are otherwise exercisable, with the approval of the Committee, anytime within 12 months of termination by Disability. The applicable SAR shall (i) terminate upon the termination of the underlying Stock Option, as the case may be, (ii) only be transferable at the same time and under the same conditions as the underlying Stock Option is transferable, (iii) only be exercised when the underlying Stock Option is exercised, and (iv) may be exercised only if there is a positive spread between the Option Price, as applicable, and the "fair market value" of the Stock for which the SAR is exercised. The Committee has the authority to determine whether the value of the SAR is paid in cash or shares of Common Stock or both and whether or not the SAR may be exercised by the Participant.

      The utilization of SAR's will require a charge to the Company's operations for each year for the appreciation of the rights which are anticipated will be exercised. The amount of a charge is dependent upon whether and the extent to which such rights are granted, and the amount, if any, by which the fair market value of the Company's Common Stock exceeds the option price provided for in the related Stock Option. A similar charge will be made for Stock Options without SAR's.

      STOCK BONUSES. The Plan provides that the Committee may grant stock bonuses of the Common Stock of the Company to Participants in the Plan. The
Committee is vested with discretion in determining the terms, restrictions and conditions of the issuances of stock bonuses to the Participants.

      The value of such stock bonuses to the Participants will be ordinary income to the Participants equal to the fair market value of the Common Stock of the Company on the date of the issuance of the stock bonus.

      ADJUSTMENTS. The number and kind of shares subject to outstanding awards, the purchase price, the number and kind of shares available for awards subsequently granted under the Plan and the maximum number of shares in respect of which awards can be made to any Participant in any calendar year shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the awards granted under the Plan. The committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case. After any merger in which the Company is the surviving corporation, each Participant shall be entitled upon any exercise of an Option or receipt of any other award to receive (subject to any required action by stockholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such award prior to such merger, the number and class of shares or other securities to which such Participant would have been entitled pursuant to the terms of the merger if, at the time of the merger, such Participant had been the holder of record of a number of shares of Common Stock equal to the number of shares of Common Stock receivable or exercisable pursuant to such award. Comparable rights shall accrue to each Participant in the event of successive mergers of the character described above. In the event of a merger in which the Company is not the surviving corporation, the surviving, continuing, successor or purchasing corporation, as the case may be, will either assume the Company's rights and obligations under outstanding award agreements or substitute awards in respect of the acquiring corporation's stock for outstanding awards, provided, however, that if the acquiring corporation does not assume or substitute for such outstanding awards, the board shall provide prior to the merger that any unexercisable and/or unvested portion of the outstanding awards shall be immediately exercisable and vested as of a date prior to such merger or consolidation, as the Board so determines.

      TERMINATION AND AMENDMENT. The Plan may be altered, changed, modified, amended or terminated by written amendment approved by the Board of Directors. Provided, that no action of the Board of Directors may, without the approval of Company's stockholders, materially increase the benefits accruing to the Participants under the Plan, or materially increase the aggregate number of securities that may be issued under the Plan, or materially modify the requirements as to eligibility for participation under the Plan.

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the federal income tax consequences of transactions under the Plan based on federal securities and income tax laws currently in effect. This summary is not intended to be exhaustive and does not discuss the tax consequences of a Participant's death or provisions of the income tax laws of any municipality, state or foreign country in which a Participany may reside.

      Non-Qualified Stock Options. Except as noted below, with respect to non-qualified Stock Options, (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a non-qualified Stock Option will constitute wages for which withholding will be required. However, different rules may apply if restricted stock is purchased or if shares are purchased by an optionee who is also an officer, director or more than 10% shareholder.

      Incentive Stock Options. The grant of an incentive stock option ("ISO") would not result in income for the optionee or a deduction for the Company. The exercise of an ISO option would not result in income for the optionee if the optionee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant and through and until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. Generally, to qualify as an ISO, an option must be granted at an exercise price equal to the fair market value of the optioned stock on the date the option is granted (without regard to any restrictions on the stock that will expire at some future time). An employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of any parent or subsidiary of the company) cannot be granted an ISO at an exercise price less than 110% of the fair market value of the stock subject to the ISO on the date the option is granted. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

      Special Rules Applicable to Corporate Insiders and Restricted Stock Purchasers. Generally, individuals subject to Section 16(b) of the Securities Exchange Act of 1934 ("Insiders") and individuals who purchase stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six months after option exercise (for Insiders), or until the restrictions lapse (for restricted stock purchasers) (the "Deferral Date"), with the excess of the fair market value of the stock determined as of the Deferral Date over the purchase price being taxed as ordinary income, and the tax holding period for any subsequent gain or loss beginning on the Deferral Date. However, an Insider or restricted stock purchaser who so elects under Code Section 83(b) on a timely basis may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an Incentive Stock Option by an Insider.

      Capital Gains. Generally, net capital gain (net long-term capital gain minus net short-term capital loss) is taxed at a maximum rate of 15%. Capital losses are allowed in full against capital gains plus up to $3,000 of other income.

      Payment for Option Exercise Price. Payment of the option exercise price may be in cash or, to the extent permitted by the Committee, by delivery of previously owned Company stock having a fair market value equal to the option price or a combination of cash and stock. The Committee may also permit certain "cashless" option exercises by allowing optionees to surrender portions of their options in payment for the stock to be received.

      Stock Appreciation Rights ("SAR's"). The payment made to an eligible individual from an SAR, whether paid in cash, stock or some other form of consideration, is taxable to the eligible individual as ordinary income at the time received. There is no preferential tax treatment, nor is there any deferral of the tax beyond the time of payment.

            Tax Deduction-Company. The Company receives a tax deduction for the amount of the SAR at the time the payment amount is required to be included in the eligible individual's income and taxed to the eligible individual. The amount of the tax deduction is equal to the amount of the payment. Withholding. The Company is required to withhold for federal income tax purposes and FICA, FUTA and Medicare purposes on SARs granted to eligible individuals. If the amount of the SAR is paid by the Company in cash, the required amount to be withheld generally would be taken from the cash payment. Depending upon when in the tax year the SAR amount is paid, FICA and FUTA may or may not be required to be withheld. If the payment or exercise occurs later in the year, the eligible individual may be over the required wage base amount for FICA and FUTA taxes. However, the Medicare withholding tax is not subject to a wage base limit and will apply, regardless of the timing of the payment or exercise.

            Corporate  Charges  Against  Earnings.   For  financial   accounting
            purposes, the Company is required to accrue a charge against earnings for the amount of its liabilities under outstanding SARs. The amount generally is accrued quarterly in the amount of the quarterly increase in value of the Company's stock for SARs.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      The document(s) containing the information specified in Part I of Form S-8 will be sent or given to Participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration
Statement:

      (a) The Company's Form 10-SB Registration Statement filed by the Company (SEC File No. 0-24857) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on September 1, 1998; and

      (b) The Form 10-KSB annual report of the Company for its fiscal year ended January 31, 2004, as may be amended, and the Form 10-QSB quarterly reports of the Company filed subsequent thereto, and all other reports and amendments thereto to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act thereafter.

      All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Form S-8 Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Form S-8 Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8 Registration Statement and the Prospectus.

      All documents incorporated by reference herein will be made available to all Participants without charge, upon written or oral request. Other documents required to be delivered to Participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

                          Bernard J. Walter, President
                             POWER TECHNOLOGY, INC.
                        1770 St. James, Place, Suite 115
                              Houston, Texas 77056
                                  713.621.4310

ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The law firm of Stephen A. Zrenda, Jr., P.C. which has passed upon the validity of the shares of Common Stock of the Company covered by this Registration Statement and Prospectus, holds as security for payment of its invoices 85,000 shares of the Common Stock of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company is a Nevada corporation. Section 78.751 of the General Corporation Law of Nevada (the "GCL") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

      The Twelfth Article of the Company's Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the GCL.

      At the present time, the Company does not have any officer-director liability insurance although permitted by Section 78.752 of the GCL, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.

ITEM 8. EXHIBITS

      See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS

      (a)   The undersigned Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be selected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3)   To  remove  from   registration  by  means  of  post-effective
                  amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on September 29, 2004.

POWER TECHNOLOGY, INC.

By: /s/ Bernard J. Walter
    ------------------------------------------------------------
        Bernard J. Walter, Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 29, 2004. Each person whose signature to the Registration Statement appears below hereby appoints Bernard J. Walter as such person's attorney-in-fact with full power to act alone, with full power of substitution or re- substitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

/s/ Bernard J. Walter
----------------------------------------------------------------------------
Bernard J. Walter, Chief Executive Officer, President, Secretary, Treasurer, Director, and Principal Financial and Accounting Officer

/s/ Hugo P. Pomrehn
-------------------------------
Hugo P. Pomrehn, Director

                             POWER TECHNOLOGY, INC.

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT

EXHIBIT NO.                DESCRIPTION
-----------                -----------

5                          Opinion of Stephen A. Zrenda, Jr., P.C.

10                         2004-B Stock Option, SAR, and Stock Bonus Plan

23.1                       Consent of Stephen A. Zrenda, Jr., P.C.

23.2                       Consent of Beckstead and Watts, LLP